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                                                                    EXHIBIT 12.1

                        PAXSON COMMUNICATIONS CORPORATION
                Calculation of Ratio of Earnings to Fixed Charges

                                 (In thousands)

                                                                                                                 SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                           JUNE 30,
                                              -------------------------------------------------------------    --------------------
                                                 1996         1997         1998         1999         2000        2000        2001
                                              ---------    ---------    ---------    ---------    ---------    --------    --------
Net (loss) income............................ $ (26,219)   $ 214,689    $ (88,288)   $(160,372)   $(178,525)   $(88,710)   $(56,550)
Equity in loss of unconsolidated investment..        --          430       13,273        2,260          539          --          36
(Income) loss from discontinued operations...    (4,217)    (251,193)      (1,182)          --           --          --          --
Provision (benefit) for income taxes.........        --      (21,879)     (37,389)     (57,257)         120          --          60
                                              ---------    ---------    ---------    ---------    ---------    --------    --------
Earnings, as defined......................... $ (30,436)   $ (57,953)   $(113,586)   $(215,369)   $(177,866)   $(88,710)   $(56,454)
                                              =========    =========    =========    =========    =========    ========    ========
Earnings, as defined......................... $ (30,436)   $ (57,953)   $(113,586)   $(215,369)   $(177,866)   $(88,710)   $(56,454)
Fixed charges, as below......................    33,317       39,150       45,468       54,943       53,385      25,909      26,227
                                              ---------    ---------    ---------    ---------    ---------    --------    --------
Total earnings, as defined................... $   2,881    $ (18,803)   $ (68,118)   $(160,426)   $(124,481)   $(62,801)   $(30,227)
                                              =========    =========    =========    =========    =========    ========    ========
Fixed charges, as defined:
Interest expense............................. $  31,526    $  37,728    $  41,906    $  50,286    $  47,973    $ 23,392    $ 24,138
Rental interest factor.......................     1,791        1,422        3,562        4,657        5,412       2,517       2,089
                                              ---------    ---------    ---------    ---------    ---------    --------    --------
Total fixed charges, as defined..............    33,317       39,150       45,468       54,943       53,385      25,909      26,227
                                              ---------    ---------    ---------    ---------    ---------    --------    --------
Ratio of earnings to fixed charges...........      0.09        (0.48)       (1.50)       (2.92)       (2.33)      (2.42)      (1.15)
                                              =========    =========    =========    =========    =========    ========    ========
Earnings were insufficient to cover
  fixed charges by........................... $ (30,436)   $ (57,953)   $(113,586)   $(215,369)   $(177,866)   $(88,710)   $(56,454)
                                              =========    =========    =========    =========    =========    ========    ========